Exhibit 10.24

[Recipient’s Name]

RESTRICTED STOCK AGREEMENT

OMNOVA SOLUTIONS INC.

July 2005

AGREEMENT, made in Fairlawn, Ohio as of July 12, 2005 between OMNOVA Solutions Inc., an Ohio corporation (“Company”) and the undersigned employee of the Company (“Employee”).

WHEREAS, the Company desires to increase Employee’s identification with the interests of its shareholders and to provide a further retention incentive for Employee’s continued service to the Company by granting to Employee                      (            ) shares of OMNOVA Solutions Inc. Common Stock, $0.10 par value per share (“Shares”), subject to the conditions and restrictions set forth in this Restricted Stock Agreement (“Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

1. Grant of Shares. As consideration for services to be rendered, the Company will issue in the name of Employee                          (            ) Shares which shall be subject to restrictions described below and shall be legended as Restricted Stock subject to the terms of the Restricted Stock Agreement.

2. Escrow of Shares During Restriction Period. In aid of the restrictions to which the Shares shall be subject pursuant to this Agreement, the Shares shall be deposited in the name of the Employee with the Shareholder Services Department of the Company and shall be so held by the Company, subject to the provisions of Sections 6,10 and 11, until the vesting provisions set forth in Section 6 of this Agreement shall have been satisfied with respect to any applicable portion of the Shares (“Restriction Period”).

3. Shareholder Rights. Employee shall, during the Restriction Period, have the right to vote all Shares deposited hereunder and to receive all dividends and other distributions paid with respect to such Shares.

4. Automatic Dividend Reinvestment. As to the Shares deposited hereunder, Employee shall be automatically enrolled in OMNOVA’s dividend reinvestment program, pursuant to the standard terms and conditions of participation. Additional shares of OMNOVA common stock accumulated pursuant to the dividend reinvestment feature shall not be subject to the Restriction Period. Employee may decline to participate in such program by so indicating below his or her signature on this Agreement.

5. Adjustments. Shares issued pursuant to this Agreement and held by the Company during the Restriction Period will be subject to the same adjustment, if any, accorded to all other outstanding shares in the event of (i) any change in the total number of shares of common stock of the Company outstanding or the number or kind of securities into which shares have been changed, (ii) any reorganization or change in the Company’s capital structure, or (iii) any other transaction or event having an effect similar to the foregoing.

6. Vesting. Unless vesting is accelerated pursuant to paragraphs 7 or 10 hereof, ownership of the Shares deposited hereunder shall vest irrevocably in the Employee in accordance with the following schedule, subject to the other terms and restrictions of this Agreement:

Incremental Portion of Shares	Portion of Total Shares	Vesting Date
50%	50%	July 12, 2006
50%	100%	July 12, 2007

7. Change in Control.

(a) Notwithstanding paragraph 6 above, the ownership of the Shares granted hereby shall automatically vest, the Restriction Period shall terminate, all restrictions shall lapse and delivery to Employee of certificate(s) representing such Shares shall occur immediately, if at any time during the Restriction Period a Change in Control (as defined herein) shall occur.

(b) For purposes of this Agreement, “Change in Control” shall mean the occurrence during the term of this Agreement of any of the following events, subject to the provisions of Section (7)(b)(vi) hereof:

(i) All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(ii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(iii) The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period; or

(iv) There shall be an announcement of the intent of any Person to commence a tender offer or exchange offer to acquire (when added to any shares as to which such Person is the beneficial owner immediately prior to such tender or exchange offer) beneficial ownership of 30% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(v) The Board determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within Subsections (i), (ii), (iii) or (iv) and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of this Agreement, if the provisions of paragraph 7(a) of this Agreement shall thereupon become immediately operative.

(vi) Notwithstanding the foregoing provisions of this Section (7)(b):

(A) If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in Section (7)(b)(v) shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may, by notice to the Employee, reinstate such restrictions on transfer of Shares under this Agreement as were previously in effect, but without prejudice to any action that may have been taken prior to such reinstatement.

(B) Unless otherwise determined in a specific case by the Board of Directors, a “Change in Control” shall not be deemed to have occurred for purposes of Section (7)(b)(ii) or 7(b)(iv) solely because (X) the Company, (Y) a Subsidiary, or (Z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

8. Restrictions on Transfer. During the Restriction Period, the Shares may not be sold, transferred, pledged, assigned, alienated or hypothecated, or otherwise transferred to another person whether by operation of law or otherwise, except by will, the laws of descent and distribution or a qualified domestic relations order.

9. Beneficiary Designation. Employee may designate any beneficiary or beneficiaries (contingently or successively) to whom Shares are to be paid if Employee dies during the Restriction Period, and may at any time revoke or change any such designation. Absent such designation, any Shares which are due to Employee under this Agreement upon Employee’s death will be payable to Employee’s estate. The designation of a Beneficiary will be effective only when Employee has delivered a completed Designation of Beneficiary form to the Company’s Secretary. A successive designation of Beneficiary will revoke a prior designation.

10. Termination Due to Death, Disability, or Retirement. If Employee’s employment by the Company terminates by reason of his or her death, disability or retirement, Shares not already vested, if any, shall automatically vest, the Restriction Period shall terminate and all restrictions shall lapse.

11. Termination Due to Other Reasons. If Employee’s employment by the Company terminates for any reason other than a reason set forth in paragraph 10 above, Shares which have not vested prior to such date of termination will be forfeited and cancelled as of such date. Notwithstanding the foregoing, by a majority vote of the directors then in office, the Board shall have the right, in its sole discretion, to waive the forfeiture of all or any portion of such Shares subject to such terms as it deems appropriate.

12. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the shares may be released from the escrow established pursuant to Section 2 unless and until satisfactory arrangements (as determined by the Company) shall have been made by the Employee with respect to the payment of taxes which the Company determines must be withheld with respect to such shares. The Company, in its sole discretion and on such terms and conditions as it shall establish, may permit the Employee to satisfy such tax withholding obligation, in whole or in part, (a) through cash payment, (b) through payroll withholding following the date on which the tax liability arises or (c) by electing to have the Company withhold otherwise deliverable shares of Restricted Stock having a fair market value equal to the minimum amount required to be withheld.

13. Disputes. The Board shall have full and exclusive authority to determine all disputes and controversies concerning the interpretation of this Agreement by a majority vote of the directors then in office.

14. Notices. All written notices and communications directed to the Company pursuant to this Agreement must be addressed to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary. All communications directed to Employee pursuant to this Agreement will be mailed to the Employee’s current address as recorded on the payroll records of the Company.

15. Governing Law. To the extent not preempted by federal law, this Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company and by the Employee as of the 12th day of July 2005.

OMNOVA Solutions Inc.

By:
Kevin M. McMullen
Chairman and Chief Executive Officer

Agreed to and accepted:

Employee*

To opt out of Participation in the Company’s dividend reinvestment program, initial the statement below:

______________	I DO NOT ELECT to participate in the dividend reinvestment program

Sign and return one copy by August 15, 2005 to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary.

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